FOR IMMEDIATE RELEASE

Company:
Brett L. Scott, Senior Vice President and CFO
IR@nasmedical.com
(818) 734-8600

NORTH AMERICAN SCIENTIFIC RECEIVES
NOTICE OF NON-COMPLIANCE FROM NASDAQ

Chatsworth, CA - September 25, 2008 — North American Scientific, Inc. (Nasdaq: NASM), referred to herein as “the Company”, today announced that it received a notice from The Nasdaq Stock Market (“Nasdaq”) dated September 22, 2008 indicating that the Company does not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market as set forth under Marketplace Rule 4310(c) (3). In addition, the Company does not comply with the minimum $35 million market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years for continued listing.

The Nasdaq Rules permit an issuer that is deficient in stockholders’ equity to present a plan of compliance to Staff. However, no such plan is permitted if an issuer again fails to comply with stockholders’ equity requirement within one year of regaining compliance with that requirement pursuant to an exception (the “Compliance Letter”) by the Nasdaq Listing Qualifications Panel (the “Panel”). The Company received such Compliance Letter from the Panel on February 6, 2008 when it transferred its listing from Nasdaq Global Market to the Nasdaq Capital Market.

The Company intends to request an appeal of this determination by September 29, 2008. Upon Nasdaq’s receipt of a timely hearing request by the Company, it will “stay” the delisting of the Company’s common stock pending the Panel’s decision. If the Company decides not to appeal the Nasdaq’s Staff delisting determination, or if the Panel denies the appeal, the Company’s securities will be removed from listing and registration on The Nasdaq Stock Market. If the Company is delisted, the Company expects that its common stock will trade on the OTC Bulletin Board and/or the “Pink Sheets” following the approval of an application by one or more market makers to continue quoting in the Company’s common stock.

About North American Scientific

North American Scientific, operating under the name NAS Medical, is a leader in applying radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices since 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to improve the delivery of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.